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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

        PACIFICARE HEALTH SYSTEMS LOWERS 2001 EPS GUIDANCE DUE TO HIGHER
                  THAN EXPECTED COSTS IN CALIFORNIA OPERATIONS

-    Full year EPS expected to range from $1.65 - $1.75

-    EBITDA expected to be about $350 million; cash flow remains strong

-    Expectations for all operations except California remain on track for 2001

-    Company focusing management resources on strengthening California

-    "Good progress" continues on two-year turnaround plan, CEO says

     SANTA ANA, CALIF., MAY 30, 2001 -- PacifiCare Health Systems, Inc. (Nasdaq:
PHSY) announced today that it does not expect to meet its prior earnings guidance for the full year 2001. Net income for the year ending December 31, 2001, previously anticipated to reach $99 million, is now expected to range between $56 million and $59 million, or $1.65 to $1.75 per fully diluted share. The company also said it expects earnings per share for the second quarter ending June 30, 2001 to be comparable to the first quarter.

     Howard G. Phanstiel, PacifiCare's president and chief executive officer, said the reductions in earnings estimates are primarily related to higher than anticipated medical costs in the company's California commercial health plan operations.

     "With the exception of California, all of the company's other businesses, including our specialty companies, are meeting our expectations for the year," he said. "We continue to make good progress in our turnaround. We are taking a number of actions to address the situation in California. Actions we are taking in California include strengthening operations, securing adequate premium increases for the commercial business yet to be renewed this year and continuing this activity into 2002, and focusing on enrollment in our disease management programs, which is proceeding ahead of plan so far this year. Other medical management initiatives as well as hospital recontracting initiatives are expected to yield results in the latter part of the year," he said.

     PacifiCare said that when the company reported first-quarter earnings, it indicated that results exceeded its EPS target for the quarter despite an increase in the commercial medical care ratio (MCR) in California.

     "However," said Phanstiel, "as results for the second quarter began to emerge, it became evident that the commercial MCR in California, while trending downward over the course of the year, will exceed previous expectations on a full-year basis. The improved performance being achieved by our other health plans and our specialty companies will not be sufficient to offset this trend, which will slow our progress toward improved margins in California."


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     While the company expects its Medicare MCR to be in line with previous guidance, in the 90% to 91% range, it is increasing its commercial MCR guidance by 100 basis points. The commercial MCR is now expected to range from 88% to 89% for the year.

     Phanstiel noted that the company now expects earnings before interest, taxes, depreciation and amortization (EBITDA) to be approximately $350 million for fiscal 2001, and to generate free cash flow (net income plus depreciation and amortization, less capital expenditures) of approximately $119 million. The full-year tax rate is expected to increase to 51.4% compared with previous guidance of 47.5%.

     "Our cash flow remains strong," he said. "We believe our available cash resources will be more than ample to meet all of the company's outstanding obligations.

     "Although our overall turnaround is progressing, the cost pressures we face under new risk-based agreements appear to be more troublesome in California than elsewhere, and will take somewhat longer to get under control," Phanstiel said.

     He added: "California was the market in which we experienced the most significant shift from capitated to risk-based provider arrangements during 2000. Unit costs and utilization trends are running higher than anticipated under these new arrangements and, as we have noted in previous statements, approximately 80% of our commercial HMO business was re-priced for 2001 before we had visibility into these costs."

     RISK FACTORS REGARDING FORWARD-LOOKING STATEMENTS. The statements made in the above release by Howard G. Phanstiel concerning the company's expectations for its financial performance in 2001, the revised earnings guidance and cash flow projections, and other statements that are not historical facts are forward-looking statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Important factors that could cause results to differ materially from those expected by management include, but are not limited to, inability to reduce medical care ratios because of higher utilization under risk-based contracts or for other reasons; inability to price products to offset medical costs; inability of medical management initiatives, primarily in California, to control health care costs to the degree expected; inability to sustain membership or achieve expected premium per member increases due to premium increases, benefit adjustments, market exits or other factors; inability to continue cost control and pricing strategies or to implement planned changes; actual medical claims results differing from current estimates; provider financial problems, instability or bankruptcy; unexpected increases in competition; inability to achieve expected efficiencies in operations; new regulations or laws relating to capitation, Medicare reimbursement formulas, benefit mandates, service, utilization management, provider contracts and similar factors. Additional information on factors, risks and uncertainties that could potentially affect the company's financial results may be found in documents on file with the Securities and Exchange Commission, including the March 31, 2001 Form 10-Q.

     Dedicated to making people's lives better, PacifiCare Health Systems is one of the nation's largest health care services companies. Primary operations include managed care products for employer groups and Medicare beneficiaries in eight states and Guam serving approximately 3.7
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million members. Other specialty products and operations include pharmacy benefit management, behavioral health services, life and health insurance and dental and vision services.

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CONTACT:

Suzanne C. Shirley
Investor Relations
(714) 825-5491

Ben Singer
Media Relations
(714) 825-5120